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                                                                    Exhibit 10.7

2004 NEOWARE EXECUTIVE BONUS PLAN

PURPOSE: The Neoware Executive Bonus Plan ("Plan") is designed to motivate and reward the achievement of key business objectives and provide a retention incentive while maintaining alignment with shareholder value and expectations.

ELIGIBILITY: Participant's eligible under the plan are certain defined executive level employees who are not already eligible for revenue-based incentive plans. Employees who are hired by Neoware or are promoted/reclassified into an eligible category during a bonus period will be eligible for a pro-rated bonus. In order to be eligible to receive a bonus, the individual must be employed by Neoware at the time of payment.

BONUS PERIOD: The Plan is structured as an annual plan which runs from July 1 through June 30th. Bonuses are based upon the Company's financial performance and an employee's individual performance during the relevant bonus period.

TIMING OF BONUS PAYMENT: Although every effort will be made to process payments on a timely basis, there is no guaranteed payment date associated with this Plan. Payments will be made only after financial results have been reported and recommendations have been submitted to and approved by the Compensation Committee.

BONUS MEASUREMENT CRITERIA:
A participant's targeted bonus is 50% of base salary (target bonus percentage), however this amount can be increased or decreased at the discretion of the Compensation Committee based upon the criteria described below.

The actual bonus received by an employee is based upon two measurement criteria: the Company's financial performance and individual employee performance. These two criterion are described below.

FINANCIAL PERFORMANCE
The Company's performance as measured against its targeted financial plan for revenue and net income during a bonus period establishes the financial performance percentage earned under the Plan. If the Company meets its financial goals, then the financial performance percentage earned is 100%. Financial results higher or lower than the target will result in an adjustment up or down of the financial performance percentage amount based on evaluation by the Compensation Committee. The financial performance percentage is then multiplied by the targeted bonus percentage to determine the eligible bonus percentage.

INDIVIDUAL EMPLOYEE ACHIEVEMENT
Once the eligible bonus percentage has been established for each participant, the Compensation Committee will have discretion to adjust the bonus for individual employees based upon job performance and achievement of individual, functional area and departmental objectives.



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APPROVALS
The actual bonus payment for all participants will be reviewed and approved by the Compensation Committee.

DISCRETION OF THE BOARD OF DIRECTORS
Notwithstanding the above, the Compensation Committee (or, with respect to the CEO's bonus, a majority of the independent directors of the Board), at its sole discretion, may modify or change this Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. The Compensation Committee or majority of the independent directors of the Board of Directors, as applicable, shall have the sole discretion to determine (i) whether performance targets have been achieved, (ii) whether individual goals and objectives have been achieved, and (iii) the amount of any adjustments to an individual's bonus multipliers based on items (i) and (ii) above and such other criteria deemed appropriate by the Compensation Committee. As a condition to participation, each participant will acknowledge that he or she has reviewed and understood the Plan, the bonuses under the plan are discretionary and no bonus will be payable unless and until the actual amount of the bonus payment is approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.